                                                                      EXHIBIT 12
                AMERICAN HERITAGE LIFE INVESTMENT CORPORATION
            Computation of Ratio of Earnings to Fixed Charges and
      Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                               ($ in thousands)

                       THREE  MONTHS ENDED
                             MARCH 31,               FOR THE YEAR ENDED DECEMBER 31,
                     ----------------------   -----------------------------------------
                          1997     1996         1996    1995    1994     1993       1992
                          ----     ----         ----    ----    ----     ----       ----
EARNINGS
Operating earnings
  before tax             $11,447   9,795       39,439   35,435  32,652   27,720     23,913
                         -------  ------       ------   ------  ------   ------     ------
ADD:
FIXED CHARGES
Interest expense on
  existing debt            1,683   1,529        6,075    5,555   4,017    3,570      2,823
                         -------  ------       ------   ------  ------   ------     ------
TOTAL FIXED CHARGES        1,683   1,529        6,075    5,555   4,017    3,570      2,823
                         -------  ------       ------   ------  ------   ------     ------
EARNINGS, AS DEFINED     $13,130  11,324       45,514   40,990  36,669   31,290     26,736
                         =======  ======       ======   ======  ======   ======     ======
RATIO OF EARNINGS
  TO FIXED CHARGES          7.80    7.41         7.49     7.38    9.13     8.76       9.47
                            ====    ====         ====     ====    ====     ====       ====